UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 14, 2006

Keryx Biopharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30929 (Commission File Number)	13-4087132 (IRS Employer Identification No.)

750 Lexington Avenue
New York, New York 10022
(Address of Principal Executive Offices)

(212) 531-5965
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.  Entry into a Material Agreement.

Keryx Biopharmaceuticals, Inc. (“Keryx”) entered into employment agreement with Ronald C. Renaud, Jr. on February 14, 2006. The material terms of the employment agreement are described in Item 5.02(c) and are incorporated herein by reference.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors;  Appointment of Principal Officers.

(b)
Effective February 14, 2006, Ron Bentsur resigned from his position as Vice President, Finance and Investor Relations, Secretary and Treasurer of Keryx. Mr. Bentsur will remain as the principal accounting officer of Keryx until such time as Keryx files its annual report on Form 10-K for the year ended December 31, 2005.

(c)	On February 16, 2006, Keryx announced the appointment of Ronald C. Renaud, Jr., age 36, to serve as Keryx’s Senior Vice President, Chief Financial Officer, Secretary and Treasurer.

Prior to joining Keryx, Mr. Renaud was a senior research analyst and global sector coordinator for JP Morgan Securities from May 2004 until February 2006, where he was responsible for the biotechnology equity research effort, covering all ranges of capitalized biotechnology companies. From 2001 to May 2004, Mr. Renaud held managing director posts at Schwab SoundView and Bear Stearns, where he covered companies in the biotechnology and life science tool sectors.

Keryx entered into an employment agreement with Mr. Renaud on February 14, 2006. Under the agreement, Mr. Renaud’s initial base salary will be equal to $275,000, with annual salary increases to be determined in accordance with Keryx’s corporate policies. Mr. Renaud is also eligible to receive an annual bonus equal to up to 50% of his base salary if certain performance objectives set by Keryx’s Chief Executive Officer are met.

Mr. Renaud was also granted a restricted stock award of 100,000 shares of Keryx common stock (the “Restricted Shares”). 50,000 of the Restricted Shares vest in three equal installments on the first, second and third anniversary of Mr. Renaud’s employment, subject to accelerated vesting if Mr. Renaud’s employment is terminated without Cause, if Mr. Renaud terminates his employment for Good Reason, or upon a Change in Control or Qualified Change in Control, as such terms are defined in the employment agreement. The remaining Restricted Shares vest upon the occurrence of a Qualified Change in Control, subject to additional restrictions set forth in the employment agreement.

In addition, Mr. Renaud was granted options to purchase 500,000 shares of Keryx’s common stock pursuant to Keryx’s 2004 Long-Term Incentive Plan (the “Options”). The Options vest as follows: 55,556 Options on the one-year anniversary of Mr. Renaud’s employment; 13,889 Options every three months after Mr. Renaud’s one-year anniversary until the 36th month of employment; and the balance after seven years, provided that Mr. Renaud remains employed by Keryx on such date.

Mr. Renaud’s employment will continue until terminated by either party. Either party may terminate Mr. Renaud’s employment with Keryx without Cause and without Good Reason at any time upon 90 days’ notice, provided however, that if such termination occurs without Cause in the first nine months of employment, Mr. Renaud shall receive his full salary and benefits until the first anniversary of his employment. If Mr. Renaud is terminated by Keryx without Cause, or if he resigns for Good Reason, any vested Options shall remain exercisable until the earlier of (i) two years following such termination and (ii) for the full term of such Options.

If Mr. Renaud’s employment is terminated in anticipation of, or within twelve months following, a Qualified Change in Control, Mr. Renaud shall be entitled to a lump-sum payment equal to two years of base salary and the immediate vesting of all remaining unvested Options and Restricted Shares. Additionally, any Options shall remain exercisable until the earlier of (i) two years following such termination and (ii) for the full term of such Options.

In the event Mr. Renaud’s employment is terminated by his death or disability, he shall be entitled to continue to receive his base salary for three months following his last day of actual employment by Keryx. In addition, any vested Options shall remain exercisable until the earlier of (i) two years from the effective date of his termination and (ii) the expiration date of such Options.

The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the first anniversary of the date of cessation of Mr. Renaud’s employment.

Mr. Renaud is not involved in any related party transactions with Keryx and is not related in any way to any officer, employee or director of Keryx.

The text of a press release announcing the appointment of Mr. Renaud is attached as Exhibit 99.1 and is incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

The following exhibit is filed as a part of this report:

Exhibit Number	Description

99.1	Press Release dated February 16, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keryx Biopharmaceuticals, Inc. (Registrant)

Date: February 16, 2006	By:	/s/ Michael S. Weiss
Michael S. Weiss
Chairman and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release dated February 16, 2006.